Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 21, 2005

LEGGETT REPORTS EPS OF $.37 ON RECORD FIRST QUARTER SALES

Carthage, MO, April 21 —

•	First quarter EPS of $.37, up 16% over 1Q 2004.

•	Record first quarter sales of $1.30 billion, a 9.6% increase over 1Q 2004.

•	At quarter’s end, $143 million of cash on hand; net debt-to-cap at 21.6%.

•	2005 guidance remains the same: EPS of $1.50 - $1.70, on 6% - 10% sales growth.

•	2Q 2005 guidance: EPS of $.40 - $.45, on sales of $1.32 - 1.37 billion.

Fortune 500 diversified manufacturer Leggett & Platt reported earnings of $.37 per diluted share, in line with guidance issued on January 31. Per share earnings increased 16%, or $.05, over the $.32 attained in the first quarter of the prior year. Higher sales, solid performance at the steel rod mill, and improved operating efficiency contributed to the earnings increase.

Record first quarter sales of $1.30 billion were $114 million, or 9.6%, higher than in the first quarter 2004. Same location sales increased more than 8%, as a result of inflation (mainly in steel costs). Overall unit volume was essentially flat with first quarter 2004. Acquisitions (net of divestitures) contributed $14 million of the sales growth.

2005: Off to a Good Start

Felix E. Wright, Chairman and CEO said, “We’re pleased with our first quarter results, and believe we’re off to a good start for the year. During the quarter, sales growth came in at the upper end of our expectation; steel costs stabilized, but remain high; and the Fixture & Display group achieved both sales and margin improvement in comparison to 1Q 2004.

“In September we told investors that excess cash flow would go toward either acquisitions or share repurchase. Consistent with that strategy, we were strong buyers of our stock during the first quarter, purchasing 1.8 million shares, the most we’ve ever bought in a single quarter. These purchases were partially offset by issuance of shares through employee plans. As a result, common stock outstanding declined by 0.9 million during the quarter, and was 2.2 million shares below the level of one year ago.

“Of the $91 million of cash from operations generated in the quarter, we spent 7% on acquisition activity and 45% on stock repurchases. Altogether, including spending for capital projects and the dividend, we used slightly more cash than we generated during the quarter. We also paid off $350 million of debt, reducing our cash balance from $491 million at the start of the quarter to $143 million at quarter’s end.

“We continue to be optimistic about 2005, expect to post record sales and earnings, and are maintaining the same full-year EPS guidance we first issued in December.”

Acquisitions and Divestitures

During the quarter the company acquired one firm that will add about $12 million to annual sales in the Residential Furnishings segment. The company also divested one Residential Furnishings operation that generated annual revenue of about $15 million.

2005 Full Year Outlook: Still $1.50-$1.70 EPS

Earnings growth in 2005 should primarily be influenced by three factors: organic sales growth, the direction of raw material costs, and the extent of improvement in the Fixture and Display (F&D) operations. The company’s expectations in these three areas are unchanged:

•	For planning purposes, the company is assuming 2005 total sales growth of 6% - 10%, with same location sales posting 4% - 6% growth, and acquisitions contributing the balance.

•	The company expects costs for steel to stabilize. Steel costs greatly influence earnings, as steel accounts for 17% of cost of goods sold. (During 2004, inflation caused the company to pay over $200 million more for steel than it did in 2003.) In contrast, costs for oil-related materials, including fuel and chemicals, have been increasing and are expected to escalate further.

•	The company expects a 200–250 basis point improvement in the Commercial segment EBIT margin for the full year. Most of the segment’s margin improvement should come from the Fixture and Display operations.

Accordingly, the company’s earnings guidance for the full year 2005 remains at $1.50-$1.70 per share.

2Q 2005: $0.40-0.45 EPS

For the second quarter, Leggett anticipates trade sales of $1.32-1.37 billion, a sequential improvement of $20-70 million over first quarter (and about 5% sales growth versus 2Q 2004). Based on this sales assumption, the company anticipates earnings of $.40-$.45 per share for the second quarter.

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on April 22. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; id# 5206508. Second quarter results will be released after the market closes on July 21, 2005, with a conference call the next morning.

SEGMENT RESULTS – First Quarter 2005 (versus 1Q 2004)

Residential Furnishings – Total sales increased $48 million, or 8%, with acquisitions (net of divestitures) contributing $4 million of the increase. Inflation alone enhanced revenue by almost 11%, but that incremental revenue generated only modest income. Unit sales decreased about 2%, with slightly increased unit sales of mechanisms (for upholstered furniture) more than offset by declines in other areas, including U.S. innerspring unit sales. EBIT (earnings before interest and income taxes) was $55.7 million, a decrease of $13.7 million, or 20%. The EBIT decrease was attributable to reduced unit sales, higher chemical costs (which significantly impacted foam operations), restructuring costs, changes in product mix, and a loss on the sale of one small operation.

Commercial Fixturing and Components – Total sales increased $25 million, or 10%, largely due to inflation. EBIT doubled, from $6.1 million last year to $12.0 million this year, from implementation of the company’s tactical plan, modest margin on inflation-related sales increases, and absence of last year’s restructuring charges.

Aluminum Products – Total sales increased $5 million, or 4%, solely from increased same location sales. Inflation added about 3% to sales, and unit volumes were up about 1%. EBIT decreased 17%, or $2.5 million, with increases from higher sales more than offset by higher energy and raw material costs, and production inefficiencies at some plants.

Industrial Materials – Total sales increased $55 million, or 32%, solely from same location sales increases. Unit volume declined about 8%, but was more than offset by inflation. The $12.5 million EBIT improvement resulted primarily from a favorable steel rod-to-scrap price spread (which benefited the rod mill). Inflation-related sales increases brought little margin, and were offset by unit volume declines.

Specialized Products – Total sales increased $10 million, or 8%. Same location sales increased 2% (primarily from currency rate changes). Acquisitions contributed $8 million, or 6%, of the sales growth. EBIT declined 9%, or $1.0 million, due to a variety of factors including changes in currency rates.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a Fortune 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 122-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries. Leggett possesses the second-best Fortune 500 dividend growth record (90-fold growth via 34 consecutive annual increases at greater than 14% CAGR), has grown sales and earnings at a 15% annual average since going public in 1967, consistently posts top half performance among the Fortune 500, and sets a high standard for financial transparency and quality of earnings.

Leggett & Platt is North America’s leading independent manufacturer of the following: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President, or Susan R. McCoy, Director

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

LEGGETT & PLATT	Page 4 of 5	April 21, 2005

RESULTS OF OPERATIONS

	FIRST QUARTER
(in millions, except per share data.)	2005	2004	Change
Net sales	$1,301.3	$1,187.2	9.6%
Cost of goods sold	1,068.9	972.1

Gross profit	232.4	215.1
Selling & administrative expenses	112.6	112.0	1%
Other deductions, net of income	2.5	(0.2)

Earnings before interest and taxes	117.3	103.3	14%
Interest expense	11.6	12.0
Interest income	2.0	1.7

Earnings before income taxes	107.7	93.0
Income taxes	34.9	30.2

Net earnings	$72.8	$62.8	16%

Earnings per share
Basic	$0.37	$0.32
Diluted	$0.37	$0.32	16%
Shares outstanding
Common stock (at end of period)	190.0	192.2
Basic (average for period)	195.2	196.1
Diluted (average for period)	196.5	197.1

CASH FLOW
	FIRST QUARTER
(in millions.)	2005	2004	Change
Net Earnings	$72.8	$62.8
Depreciation and Amortization	43.4	43.3
Working Capital decrease (increase)	(22.5)	(21.4)
Other operating activity	(2.6)	(3.4)

Net Cash from Operating Activity	$91.1	$81.3	12%
Additions to PP&E	(32.2)	(35.8)	(10)%
Purchase of companies, net of cash	(6.4)	(26.9)
Dividends paid	(28.8)	(27.0)
Repurchase of Common Stock, net	(41.1)	(10.3)
Additions (payments) to Debt, net	(335.3)	(1.7)
Other	4.4	5.2

Increase (Decr.) in Cash & Equiv.	$(348.3)	$(15.2)

FINANCIAL POSITION
	March 31
(in millions.)	2005	2004	Change
Cash and equivalents	$143.0	$428.7
Receivables	831.6	751.2	11%
Inventories	761.4	660.0	15%
Other current assets	67.1	69.4

Total current assets	1,803.1	1,909.3
Net fixed assets	948.0	959.9	(1)%
Other assets	1,171.7	1,134.8	3%

TOTAL ASSETS	$3,922.8	$4,004.0

Trade accounts payable	$266.1	$246.5	8%
Current debt maturities	47.5	487.5
Other current liabilities	361.3	328.8	10%

Total current liabilities	674.9	1,062.8	(36)%
Long term debt	776.4	640.9	21%
Deferred taxes and other liabilities	146.8	135.5
Shareholders’ equity *	2,324.7	2,164.8	7%

Total Capitalization	3,247.9	2,941.2

TOTAL LIABILITIES & EQUITY	$3,922.8	$4,004.0

Modified Working Capital / Sales *	19.8%	19.1%
Net Debt to Net Capital **	21.6%	23.3%

*	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
**	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods. Prior to 2Q 2002 current debt maturities were essentially zero, and prior to 3Q 2001 cash balances were much smaller.

LEGGETT & PLATT	Page 5 of 5	April 21, 2005

SEGMENT RESULTS

	FIRST QUARTER
(in millions.)	2005	2004	Change
External Sales
Residential Furnishings	$640.5	$596.3	7.4%
Commercial Fixturing & Components	264.7	241.0	9.8%
Aluminum Products	137.3	132.0	4.0%
Industrial Materials	136.2	104.7	30.1%
Specialized Products	122.6	113.2	8.3%

Total	$1,301.3	$1,187.2	9.6%

Inter-Segment Sales
Residential Furnishings	$5.8	$2.1
Commercial Fixturing & Components	3.2	1.5
Aluminum Products	3.9	4.1
Industrial Materials	89.6	66.4
Specialized Products	16.0	15.0

Total	$118.5	$89.1

Total Sales
Residential Furnishings	$646.3	$598.4	8.0%
Commercial Fixturing & Components	267.9	242.5	10.5%
Aluminum Products	141.2	136.1	3.7%
Industrial Materials	225.8	171.1	32.0%
Specialized Products	138.6	128.2	8.1%

Total	$1,419.8	$1,276.3	11.2%

EBIT
Residential Furnishings	$55.7	$69.4	(20)%
Commercial Fixturing & Components	12.0	6.1	97%
Aluminum Products	11.9	14.4	(17)%
Industrial Materials	32.0	19.5	64%
Specialized Products	10.5	11.5	(9)%
Intersegment eliminations	(4.8)	(0.1)
Change in LIFO reserve	0.0	(17.5)

Total	$117.3	$103.3	14%

			Basis Pts
EBIT Margin *
Residential Furnishings	8.6%	11.6%	(300)
Commercial Fixturing & Components	4.5%	2.5%	200
Aluminum Products	8.4%	10.6%	(220)
Industrial Materials	14.2%	11.4%	280
Specialized Products	7.6%	9.0%	(140)

Overall	9.0%	8.7%	30

*	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
**	Segment figures for 2004 are restated for an organizational move of two small operations from Residential to Specialized.

LAST SIX QUARTERS

	2003	2004				2005
	4Q	1Q	2Q	3Q	4Q	1Q
Selected Figures
Trade Sales ($ million)	1,141	1,187	1,278	1,338	1,282	1,301
Sales Growth (vs. prior year)	12.7%	14.4%	21.4%	15.7%	12.4%	9.6%

EBIT ($ million)	98.3	103.3	126.8	130.5	101.1	117.3
EBIT Margin	8.6%	8.7%	9.9%	9.8%	7.9%	9.0%

Net Earnings ($ million)	59.0	62.8	76.8	80.2	65.6	72.8
Net Margin	5.2%	5.3%	6.0%	6.0%	5.1%	5.6%

EPS (diluted)	$0.30	$0.32	$0.39	$0.41	$0.33	$0.37

Cash from Operations ($ million)	129	81	91	83	91	91
Debt to Total Cap (net of cash & curr. debt)	23%	23%	23%	23%	22%	22%

	4Q	1Q	2Q	3Q	4Q	1Q
Same Location Sales (vs. prior year)
Residential Furnishings	7.8%	10.3%	13.3%	10.8%	8.7%	7.4%
Commercial Fixturing & Components	10.6%	0.3%	(0.3)%	3.0%	5.1%	9.3%
Aluminum Products	11.0%	5.7%	18.2%	16.3%	7.7%	3.7%
Industrial Materials	5.7%	16.6%	54.3%	57.6%	37.9%	32.0%
Specialized Products	11.6%	11.0%	8.7%	9.0%	6.2%	1.8%
Company	8.7%	8.5%	14.0%	13.1%	10.7%	8.4%